SunOpta Inc. 2838 Bovaird Drive West Brampton, ON Canada L7A 0H2 T: (905) 455-1990 F: (905) 455-2529 www.sunopta.com

Steven R. Bromley
36 Carlyle Crescent
Aurora, Ontario L4G 6P6

Dear Steve,

It is with much personal pleasure and with the full support of the Board of Directors that we offer you the position of President and Chief Executive Officer effective February 1, 2007 under the following terms and conditions:

LOCATION:               2838 Bovaird Drive West, Brampton, Ontario L7A OH2

REPORTING TO:     The Board of Directors and Jeremy Kendall as Chairman of the Board

COMPENSATION:

Salary: During the term of your full time employment under this Agreement, the Company shall pay you a Base Salary at an annual rate that is not less than $400,000 (Canadian) or such higher annual rate as may from time to time be approved by the board, such Base Salary to be paid in substantially equal regular periodic payments in accordance with the Company's regular payroll practices. If your Base Salary is increased from time to time during the term of employment under this Agreement, the increased amount shall become the Base Salary for the remainder of the term and any extensions of Employee's term of employment under this Agreement. For clarity, Base Salary will be reviewed no less than once per year, with the first review no later than January 1, 2008.

Term: The term of this employment Agreement shall be for (5) five years commencing February 1, 2007 until February 1, 2012. In the event the Company elects not to renew this Agreement, you will be provided with prior notice of not less than six (6) months.

Duties: During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which your are entitled, you agree to devote reasonable full time attention during normal business hours to the business and affairs of the Company and, to the extent necessary, to discharge the responsibilities assigned to you hereunder by the board of directors and to use your reasonable best efforts to perform faithfully and efficiently such responsibilities. Your responsibilities and duties shall be as mutually agreed upon from time to time by you and the board and shall comply with the Company's policies and procedures; provided that, to the extent such policies and procedures are inconsistent with this Agreement the policies and procedures will rule. The Company acknowledges that you may have business and personal interests you carry on during your own time so long as the Board is aware of such activities and do not object to the same. Such approval by the Board shall not be unreasonably withheld.

Bonus: You will be entitled to a bonus of up to 60% of your salary based on consolidated SunOpta results. This plan is administered in line with the fiscal reporting calendar and as such you will be eligible for bonus based on the SunOpta Corporate Office Bonus Plan, which is based on a combination of operating results in each of the operating groups, corporate return on assets, corporate return on equity and net earnings at a corporate level. The terms of this plan are reviewed on an annual basis by the Board of Directors and may be amended from time to time, based on the mutual agreement of both parties.

RRSP: You may contribute up to 5% of your base salary by payroll deduction which the Company will match $ 1 for $ 1 into your individual RRSP up to a maximum of $9,000.

Employee Stock Options: You will be granted 50,000 stock options at the next board of directors meeting effective February, 2007 with the exercise price being set at the closing price of the stock on January 31, 2007. Options will vest over four years with 20% vesting immediately.

Common Shares: You will be awarded 10,000 common shares of SunOpta, 2,500 common shares per year for a 4 year period with the first grant effective February 1, 2007 and each anniversary thereafter.

Auto Allowance: $1,000.00 per month based on an allowance paid directly to you, or payment of actual car leasing costs not to exceed $ 1,000.00 per month plus reimbursement of reasonable operating costs including insurance, gas, normal maintenance and 407 ETR fees.

Employee Stock Purchase Plan: Employees may elect to contribute between 1% and 10% of their base salary (maximum of $37,500) into the Employee Stock Purchase Plan. Stock will be issued at the end of each quarterly offering period based on a 15% discount to the average share price immediately before the end of the offering period.

Club Membership: $2,500.00 annually.

Change of Control: In the event of a change of Change of Control of the Company (defined "Change of Control") defined as a transaction or series of transactions whereby directly or indirectly:

(a)            any person or combination of persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast [50%] or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

(b)            the Company consolidates or merges with or into, amalgamates with, or enters into a statutory arrangement with, any other person (other than a subsidiary of the Company) or any other person (other than a subsidiary of the Company) consolidates or merges with or into, or amalgamates with or enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash or any other property;

All unvested options will immediately vest. In addition, you will have the option to receive severance benefits of twenty-four months base salary, bonus based on the average of the last two years of employment based on the Base Salary detailed in this Agreement by way of a lump sum payment, plus continuation of allowable medical and insurance benefits during the severance period.

Professional Fees: The Company will pay for your annual CGA fees and other reasonable fees related to your employment.

Benefits: The Company provides family health, hospital, vision and dental coverage. Some of the coverage highlights are as follows:
a) 80% / 20% co-pay Medical and Dental Coverage;
b) Paramedical services $300 each per year;
c) $150 Vision Coverage every two years;
d) Life Insurance (2 Times Salary)
e) Accidental death & dismemberment (2 Times Salary)

Life insurance premiums paid for by the Company are a taxable benefit and will be added to your income on your annual T4.

Enrollment in the long-term disability plan is mandatory for all employees; the plan covers up to 66% of your income if you become disabled. Premiums for disability insurance are paid directly by the employee, through payroll deduction, to ensure that any benefits received from this plan are non-taxable.

The Company, acting reasonably, may change, add or delete benefits or coverage in the future and no such change will be considered as a substantial change to the terms of your employment or a breach of contract. In the event such changes have an incremental impact in cost or benefit provided of greater than $1,000.00, your base salary will be adjusted accordingly.

Vacation: You will be entitled to four weeks vacation per annum. SunOpta's vacation period runs from January to December and all vacation must be taken in the year it is earned. No carry forward of vacation to the following year is permitted unless previously approved.

Vacation time must be scheduled in accordance with the business needs of the Company.

Non-Competition and Non-Solicitation: In your capacity as an officer and employee of the Company, you covenant and agree that you will not at any time within the period of two (2) years following the earlier of the expiration of this Agreement or any termination of your employment hereunder:

(a)            either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, consultant, shareholder (except as a shareholder holding not more that five (5) percent of the outstanding shares from time to time from any class of shares of a publicly traded corporation) or in any other manner whatsoever carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts of or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons engaged in or concerned with or interested in, any business the same or substantially similar to or competitive with the business or any other business now or at any time during the course of your employment hereunder carried on by the Company within any territory where the Company is carrying on business at the time of the termination of your employment hereunder;

(b)            either directly or indirectly, by any means or in any capacity, approach, solicit or contact in the course of being engaged in a business competitive with the Company any person solicited, serviced, or contacted by you on behalf of the Company during your employment or any person known by you to have been a supplier, client or customer of the Company during the term of your employment; and

(c)            either directly or indirectly, by any means or in any capacity, interfere with the employment arrangements between the Corporation or any of its employees and will not in any way solicit, recruit, assist others in recruiting or hiring, or discuss employment or similar arrangements with any employees of the Company.

If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and paragraphs (a), (b) and (c) are each declared to be separate and distinct covenants. You hereby agree that all restrictions contained in this section are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived. You further agree that the covenants in this section shall not terminate upon the termination of your employment hereunder and acknowledge that a violation of any of the provisions of this section will result in immediate and irreparable damage to the Company and agree that in the event of such violation, the Company, in addition to any other right of relief, shall be entitled to equitable relief by way of a temporary or permanent injunction and to such other relief that any court of competent jurisdiction may deem just and proper. If you are in breach of any such restrictions, the running of the period of such restrictions shall be stayed and shall recommence upon the date you cease to be in breach thereof, whether voluntarily or by injunction.

Termination of Employment by Employee: You may resign your employment with the Company upon providing at least two months advance notice of your expected last day of work. The Company has the right to waive all or part of your resignation notice in which case you will be paid to your last day of work and the Company will have no liability for termination or severance pay or payment in lieu therefore or damages whether at common law equity or otherwise.

Termination by Company: In this Agreement, "Cause" means cause for termination of employment as recognized at common law by the courts in the Province of Ontario.

1)              Termination by Company without Cause. The Company may terminate your employment at any time without Cause, in which case the Company will, in full satisfaction of its obligations to you and subject to you signing and delivering to the Company a standard form release in favour of the Company and complying with your post-employment obligations as set out above:

(a)    pay your outstanding Base Salary, prorated bonus based on results to date your employment ceases plus outstanding vacation pay accrued until the date your employment ceases; (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases; (c) provide you with any common shares that you would have received had you continued to be employed with the Company until the end of the term of this Agreement; and; (d) severance benefits of twenty-four months base salary, bonus based on the average of the last two years of employment based on the Base Salary detailed in this Agreement by way of a lump sum payment, plus continuation of allowable medical and insurance benefits during the severance period.

If you fail to sign and deliver to the Company a release in favour of, and in a form satisfactory to, the Company or comply with your post-employment obligations, you will be provided with only your minimum entitlements, if any, under the Ontario

Employment Standards Act, 2000 as amended.

2)             Termination by Company with Cause. The Company may terminate your employment at any time with Cause and without prior notice or any further obligations by the Company, and you will be ineligible for any common shares not yet granted. On the termination of your employment with Cause, the Company will, in full satisfaction of its obligations to you: (a) pay your outstanding Base Salary, prorated bonus and vacation pay accrued until the date your employment ceases; and (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases.

3)             Termination upon Death. In the event that you should die during the term of this Agreement, this Agreement automatically ceases without notice or any further obligations by the Company and the Company will, in full satisfaction of its obligations herein: (a) pay the outstanding base salary, prorated bonus and vacation pay accrued until the date of your death; (b) reimburse the expenses properly incurred by you up to the date of your death; and (c) provide any bonus or common shares earned by you for the fiscal period immediately prior to your death, which have not been paid prior to your death; (d) provide family health benefits for two (2) years following death.

4)             Consequences of Termination. The termination of your employment for any reason whatsoever shall also automatically terminate any director or officer positions you may then hold, and you agree to sign any documentation necessary to give effect to this paragraph 4.

5)             Benefits on Termination. If on the termination of your employment, the Company is unable to continue its contributions to the benefit plans as set out in this Agreement, it will pay you an amount equal to the Company's required contributions to such benefit plans on your behalf for such period required by this Agreement. [On the termination of your participation in the benefit plans, you may be eligible to convert the group insured benefits to private coverage within 30 days, without evidence of insurability. You are responsible for promptly arranging for any conversion options he may have or obtaining alternate benefits if you choose to do so.]

6)             Compliance with Laws. Your entitlements under this section are provided in full satisfaction of your entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under the Employment Standards Act, 2000 (Ontario), under this Agreement, at common law or otherwise.

SUNOPTA POLICIES

Hours of Work: SunOpta's normal hours of work are 8:30 a.m. to 5:00 p.m. Monday to Friday. Time outside of normal work hours is occasionally required.

Practices & Policies: You agree to be bound by and comply with all Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware and such practices and policies form part of this contract of employment.

You confirm that you have read, signed and agree to abide by the terms and conditions of the attached documents, which form part of this contract of employment.

1. Agreement as to Confidential Information and Property Rights
2. Business Ethics and Conduct Policy

Terms of Employment: The signing of this letter and the attached policies will be confirmation of your understanding and acceptance of the terms of employment.

Yours sincerely,

________________________	________________________
Jeremy N. Kendall Chairman	Michele Albrecht Director of Human Resources

ACCEPTED:
Steven R. Bromley